UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2026

AMERICAN INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
 1271 Avenue of the Americas
New York, New York 10020
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $2.50 Per Share	AIG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2026, American International Group, Inc. (the “Company”) announced that Chairman & CEO Peter Zaffino has notified the Company’s Board of Directors that he intends to transition to Executive Chair of the Company and retire as CEO by mid-year. The Company also announced that Eric Andersen will be joining the Company as President and CEO Elect, effective February 16, 2026. Mr. Andersen, age 60, currently serves as Senior Advisor to the Chief Executive Officer of Aon plc and previously served as President of Aon plc from 2020 to 2025. The Board expects that Mr. Andersen will succeed Mr. Zaffino as CEO and join the Board after June 1, 2026, following an orderly transition period. The Company entered into related agreements with each of Mr. Zaffino and Mr. Andersen as described below.

The Company and Mr. Zaffino entered into an amendment to his employment agreement which provides for annual target direct compensation for his service as Chairman & CEO of $25,000,000, comprising of an annual base salary of $1,500,000, a target short-term incentive opportunity of $6,000,000 and a 2026 target long-term incentive opportunity of $17,500,000 in the form of 75% performance stock units and 25% stock options. When Mr. Zaffino becomes Executive Chair his annual target direct compensation will be $15,000,000, comprising of an annual base salary of $1,500,000, a target short-term incentive opportunity of $6,000,000 and a 2027 target long-term incentive opportunity of $7,500,000 in the form of 50% performance stock units, 25% restricted stock units and 25% stock options. Mr. Zaffino will continue to be entitled to the same benefits that he currently receives as Chairman & CEO.

The amendment acknowledges that Mr. Zaffino has met the notice requirements applicable to his retirement under the employment agreement and clarifies that the agreement will no longer expire. Additionally, the amendment confirms that Mr. Zaffino’s transition from CEO to Executive Chair will not constitute “Good Reason” for a qualifying termination of employment. Lastly, the amendment confirms that Mr. Zaffino will be subject to a twelve-month non-competition covenant in addition to his other restrictive covenants following the end of his employment.

Mr. Andersen’s offer letter provides that he will serve as President and CEO Elect effective as of February 16, 2026, reporting to Mr. Zaffino. Mr. Andersen’s initial annual target direct compensation will be $14,000,000, comprising of an annual base salary of $1,250,000, a target short-term incentive opportunity of $3,250,000 and a 2026 target long-term incentive opportunity of $9,500,000 for the full year of 2026. Upon becoming CEO, Mr. Andersen’s target direct compensation will increase to $18,000,000, comprising base salary of $1,500,000, a target short-term incentive opportunity of $4,000,000 and a 2027 target long-term incentive opportunity of $12,500,000. Mr. Andersen will be entitled to benefits consistent with senior executives of the Company. Upon joining the Company, Mr. Andersen will receive a $12,500,000 equity award in the form of restricted stock units which will vest 100% on the third anniversary of the grant date to partially offset the value of forfeited equity awards from his former employer.

Any bonus, equity or equity-based award or other incentive compensation granted to Mr. Zaffino and Mr. Andersen will be subject to the Company’s clawback policies.

The foregoing summary of the terms of Mr. Zaffino and Mr. Andersen’s employment arrangements does not purport to be complete and is qualified in its entirety by reference to the full text of Mr. Zaffino’s amendment and Mr. Andersen’s letter agreement, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.
99.1	Press release of American International Group, Inc., dated January 6, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of American International Group, Inc., dated January 6, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: January 6, 2026	By:	/s/ Christina Banthin
		Name:	Christina Banthin
		Title:	Senior Vice President and Corporate Secretary